NAUTILUS, INC. 8-K

Exhibit 99.1

Nautilus, Inc. announces retirement of board chair, M. Carl Johnson, III

Long-time board chair to retire after leading efforts to revitalize board and support company’s digital transformation

VANCOUVER, Wash. – June 16, 2022 – Nautilus, Inc. (NYSE:NLS), a leader in personalized, connected home fitness, today announced that Chairman M. Carl Johnson, III will be retiring from its Board of Directors, effective Aug. 2.

Johnson joined the Nautilus Board of Directors in 2010 and has been Chairman of the Board of Nautilus, Inc. since 2011. He also served as the company’s interim Chief Executive Officer from February 2019 through July 2019. An accomplished leader in the Consumer Packaged Goods industry, Johnson previously served as an Executive Vice President at J.M Smucker Company and held various senior management roles at Del Monte Foods, Big Heart Pet Brands, Campbell Soup Company, Kraft Foods, and Colgate-Palmolive.

“It’s been an honor and privilege to serve on the Nautilus board over the last twelve years,” Johnson said. “Backed by a seasoned group of directors and an outstanding executive leadership team, Nautilus is on a path to profitable scale. I’m eager to see how the company will continue to evolve to meet the needs of today’s consumers, while delivering on its core vision to make the world a healthier place, one person at a time.”

Over the last few years, Johnson helped lead the effort to revitalize Nautilus’ board, bringing in corporate leaders with fresh perspectives and diverse backgrounds to supplement the deep understanding of Nautilus’ business offered by long-time directors. Since 2020, Nautilus has added four new board members to enhance oversight of the company’s strategic goals and expansion of the Board’s knowledge and capabilities. Johnson was also instrumental in bringing on board Nautilus’ Chief Executive Officer and board member Jim Barr, who has been a catalyst for the company’s digital transformation efforts over the last three years.

“I’m retiring from the board with full confidence in the diverse set of backgrounds, skills, and perspectives represented in our directors – and am proud of what the Board and management have accomplished together,” added Johnson.

Active in philanthropic efforts in his community, Johnson is a trustee of the Adelphic Educational Fund, Wesleyan University, which grants scholarships and supports educational, literary and artistic programs. He is also a member of the Steering Committee of the Kilts Center for Marketing at the University of Chicago Graduate School of Business, which provides scholarships to top marketing students and helps the school steer its marketing curriculum. Mr. Johnson is also a member of the Nutrition Round Table, Harvard T.H. Chan School of Public Health, Harvard University.

“I want to thank Carl for his dedicated years of service to our board,” said Jim Barr, CEO of Nautilus, Inc. “Under his leadership, we have built a strategic, forward-looking board that will help propel us forward as we continue along our digital transformation. With our consumer at the heart of everything we do, coupled with the right strategy, excellent progress toward achieving our vision and with disciplined execution, we have emerged from the pandemic as a much stronger company.”

A new board chair will be appointed after Nautilus’ Annual Shareholders Meeting on Tuesday, Aug. 2, 2022.

For more information on Nautilus’ leadership team, including our current board of directors, please visit our website.

About Nautilus, Inc.
Nautilus, Inc. (NYSE:NLS) is a global leader in digitally connected home fitness solutions. The company’s brand family includes Bowflex®, Nautilus®, Schwinn®, and JRNY®, its digital fitness platform. With a broad selection of exercise bikes, cardio equipment, and strength training products, Nautilus, Inc. empowers healthier living through individualized connected fitness experiences; and in doing so, envisions building a healthier world, one person at a time.

Headquartered in Vancouver, Washington, the company’s products are sold direct to consumer on brand websites and through retail partners and are available throughout the U.S. and internationally. Nautilus, Inc. uses the investor relations page of its website (www.nautilusinc.com/investors) to make information available to its investors and the market.

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including: projected, targeted or forecasted financial, operating results and capital expenditures, including but not limited to net sales growth rates, gross margins, operating expenses, operating margins, anticipated demand for the Company's new and existing products, statements regarding the Company's prospects, resources or capabilities; planned investments, strategic initiatives and the anticipated or targeted results of such initiatives; the effects of the COVID-19 pandemic on the Company’s business; and planned operational initiatives and the anticipated cost-saving results of such initiatives. All of these forward-looking statements are subject to risks and uncertainties that may change at any time. Factors that could cause Nautilus, Inc.’s actual expectations to differ materially from these forward-looking statements also include: weaker than expected demand for new or existing products; our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs; risks associated with current and potential delays, work stoppages, or supply chain disruptions, including shipping delays due to the severe shortage of shipping containers; an inability to pass along or otherwise mitigate the impact of raw material price increases and other cost pressures, including unfavorable currency exchange rates and increased shipping costs; experiencing delays and/or greater than anticipated costs in connection with launch of new products, entry into new markets, or strategic initiatives; our ability to hire and retain key management personnel; changes in consumer fitness trends; changes in the media consumption habits of our target consumers or the effectiveness of our media advertising; a decline in consumer spending due to unfavorable economic conditions; risks related to the impact on our business of the COVID-19 pandemic or similar public health crises; softness in the retail marketplace; availability and timing of capital for financing our strategic initiatives, including being able to raise capital on favorable terms or at all; changes in the financial markets, including changes in credit markets and interest rates that affect our ability to access those markets on favorable terms and the impact of any future impairment. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events or circumstances.

Media:
Hanna Herrin
Nautilus, Inc.
360-859-2570
hherrin@nautilus.com

Carey Kerns
The Hoffman Agency

503-754-7975
ckerns@hoffman.com

Investor Relations:
John Mills
ICR, LLC
646-277-1254
john.mills@ICRinc.com
Source: Nautilus, Inc.